UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 23, 2009

TRI CITY BANKSHARES CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	0-9785	39-1158740
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6400 South 27th Street Oak Creek, Wisconsin	53154
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (414) 761-1610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On October 28, 2009, Tri City Bankshares Corporation (the “Corporation”) filed a Current Report on Form 8-K (the “Report”) to report that its wholly owned subsidiary, Tri City National Bank (“Tri City Bank”), had acquired substantially all of the assets and assumed substantially all of the liabilities, including the insured and uninsured deposits, of Bank of Elmwood, a Wisconsin state-chartered bank headquartered in Racine, Wisconsin (“Bank of Elmwood”) from the Federal Deposit Insurance Corporation (the “FDIC”), as receiver for Bank of Elmwood (the “Acquisition”).  The Acquisition was completed on October 23, 2009 (the “Acquisition Date”) pursuant to the terms of a Purchase and Assumption Agreement between Tri City Bank and the FDIC dated as of the Acquisition Date (the “Agreement”).  In that filing, the Corporation indicated that it would amend the Form 8-K at a later date to provide financial information required by Item 9.01 of Form 8-K.  This amendment is being filed to update the disclosures in Item 2.01 of the Report and to provide the financial information required by Item 9.01.  In accordance with the guidance provided in Staff Accounting Bulletin Topic 1:K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”), and a request for relief submitted to the Securities and Exchange Commission in accordance therewith, the Corporation has omitted certain financial information of Bank of Elmwood and pro forma information required by Rule 3-05 of Regulation S-X.  SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X under certain circumstances, including a transaction such as the Acquisition, in which the registrant engages in an acquisition of a troubled financial institution for which audited financial statements of the acquired entity with a non-qualified opinion are unavailable, there is not sufficient continuity of the acquired entity’s operations prior to and after the acquisition, and in which federal assistance is an essential and significant component of the transaction.

This Current Report on Form 8-K/A (the “Amendment”) amends and supplements the disclosure provided in Items 2.01 and 9.01 of the Report.  All financial and other numeric measures of Bank of Elmwood as described below were based on information as of the Acquisition Date and may be subject to change.

Forward-Looking Information

This Amendment contains certain forward-looking information about the Corporation.  Such statements, other than statements of historical fact, are forward-looking statements and are subject to significant risks and uncertainties.  The Corporation’s actual operating results may differ materially from its expectations concerning its financial condition, liquidity and capital resources discussed in such forward-looking statements.  Discussions of additional risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations are included elsewhere in this Amendment and are further set forth in Item 1A, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008.

Item 2.01 Completion of Acquisition or Disposition of Assets

On the Acquisition Date, Tri City Bank acquired substantially all assets and assumed substantially all deposits and certain other liabilities of Bank of Elmwood from the FDIC as receiver pursuant to the Agreement.  Bank of Elmwood operated 5 branches in Southeast Wisconsin, all of which became Tri City Bank branches upon consummation of the Acquisition.  Tri City Bank made the Acquisition to expand its presence in Southeast Wisconsin, primarily the Racine and Kenosha markets.

The following discussion of assets acquired and liabilities assumed in the Acquisition is presented using the estimated fair value of such assets and liabilities on the Acquisition Date.  Fair value estimates were determined as described in Note 2 to the Corporation’s Audited Statement of Assets Acquired and Liabilities Assumed, dated as of February 19, 2010, and the accompanying notes thereto, which is attached hereto as Exhibit 99.2 (the “Audited Statement”).  These fair value estimates are based on available information to Tri City Bank as of the Acquisition Date, and are subject to change for up to one year after the Acquisition Date, as additional information relative to Acquisition Date fair values becomes available.  In addition, Tri City Bank and the FDIC are engaged in ongoing reviews of the assets and liabilities ultimately acquired or assumed by Tri City Bank, and their Acquisition Date book values, which may impact the purchase price.  A final settlement between Tri City Bank and the FDIC is expected within 180 days of the Acquisition Date.

In the Acquisition, Tri City Bank acquired loans and other real estate owned with estimated fair market values of $196.7 million and $2.9 million, respectively.  Tri City Bank also acquired $30.4 million in cash, due from banks and deposits with the Federal Reserve Bank, $8.8 million in investment securities and $2.1 million in other assets.  Tri City Bank assumed $245.3 million in deposits at estimated fair market value and $4.3 million of other liabilities.  Tri City Bank recorded $2.1 million in core deposit intangibles and recognized a pre-tax bargain purchase gain of $21.5 million, resulting in an after-tax gain of $12.9 million.

The Acquisition was completed as a whole bank purchase without any loss sharing provision on post acquisition loan losses between Tri City Bank and the FDIC, such that Tri City Bank bears all risk of future loan losses.  The Acquisition was completed at a purchase discount of $110.9 million with Tri City Bank receiving $82.8 million of assets at Bank of Elmwood net book value, $27.5 million in cash from the FDIC and recording an initial settlement receivable of $0.6 million from the FDIC.

The foregoing discussion of the Acquisition and the Agreement is not complete and is qualified in its entirety by reference to the Audited Statement and to the full text of the Agreement and certain exhibits attached thereto, a copy of which was previously filed as Exhibit 2.1 to the Report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Discussion

As set forth in Item 2.01 above, on the Acquisition Date, Tri City Bank acquired substantially all assets and assumed substantially all deposits and certain liabilities of Bank of Elmwood pursuant to the Agreement.  A narrative description of the anticipated effects of the Acquisition on the Corporation’s consolidated financial condition, liquidity, capital resources and operating results is presented below.  This discussion should be read in conjunction with the historical consolidated financial statements and related notes of the Corporation which have been filed with the Securities and Exchange Commission on the Corporation’s Form 10-K for the year ended December 31, 2008 and its subsequently-filed quarterly reports on Form 10-Q, and the Audited Statement which is attached as Exhibit 99.2 hereto.

The Acquisition has been accounted for under the acquisition method of accounting.  The assets and liabilities, both tangible and intangible, were recorded at their estimated fair values as of the Acquisition Date in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 805, Business Combinations.  Such fair values are preliminary estimates and are subject to adjustment for up to one year after the Acquisition Date.  Based on these fair value estimates, the application of the acquisition method of accounting resulted in a pre-tax gain of $21.5 million and an after-tax gain of $12.9 million.  Such gain represents the excess of the estimated fair value of assets acquired plus the financial support received from the FDIC as part of the Acquisition, compared to the estimated fair value of liabilities assumed.

The Acquisition (including the cash received from the FDIC) increased Tri City Bank’s total assets, loans and deposits by approximately 25.5%, 24.8% and 26.6%, respectively, compared to the pre-Acquisition levels at September 30, 2009.  The Acquisition is expected to positively affect the Corporation’s consolidated operating results, to the extent Tri City Bank earns more from interest earned on the acquired assets than it pays in interest on deposits and other borrowings, and based on the ability of Tri City Bank to successfully collect interest and principal on the loans acquired.  The amounts that Tri City Bank realizes could differ materially from the carrying value reflected in the attached Audited Statement, primarily as a result of the changes in the timing and collections on the acquired loans in future periods.

Financial Condition

In the Acquisition, Tri City Bank recorded $196.7 million of loans, net of an estimated $85.1 million discount on the outstanding unpaid principal balance of such loans.  As noted in Item 2.01, the Acquisition was completed at a total discount of $110.9 million, but without any future loss sharing provision on post acquisition loan losses between Tri City Bank and the FDIC, such that Tri City Bank bears all risk of future loan losses.  Tri City Bank also acquired $30.4 million in cash, due from banks and deposits with the Federal Reserve Bank (excluding support from the FDIC), $8.8 million in investment securities, $2.9 million in other real estate owned at estimated fair value and $2.1 million in other assets.

The following table presents information with respect to the fair value of certain acquired earning assets and loans, as well as their book values at the Acquisition Date, contractual terms and average effective yields.

Schedule of Earning Assets Acquired

October 23, 2009

	Book	Fair	Average Months to	Effective Interest
	Value	Value	Maturity	Rate
Interest bearing deposits with Federal Reserve	$ 19,815,318	$ 19,815,318	-	0.25%

Investment securities:
Collateralized mortgage obligations	6,513,085	6,513,085	(a)	(a)
U.S. government agencies and bonds	2,241,916	2,241,916	77.2	2.92%
Total Investment securities	8,755,001	8,755,001

Loans:
Commercial	15,521,736	12,527,777	14.8	5.20%
Real Estate:
Construction	23,642,097	13,717,819	19.0	6.23%
Commercial	58,021,897	40,280,535	18.0	6.34%
Residential	174,337,114	124,147,163	176.6	6.05%
Installment and consumer	10,278,202	6,000,110	42.6	8.65%
Total Loans	281,801,046	196,673,404

Total earning assets	$ 310,371,365	$ 225,243,723

(a)   Collateralized mortgage obligations were sold in full on October 29, 2009.

Investment Securities

On October 29, 2009, Tri City Bank sold all $6.5 million of the collateralized mortgage obligation investment securities purchased in the Acquisition at an amount approximating fair market value.  The remaining unsold investment securities will be classified as held to maturity consistent with Tri City Bank’s intent not to sell securities prior to their scheduled maturities, regardless of changes in market conditions, liquidity needs or changes in general economic conditions.

Loans

ASC Topic 310-30 applies to a loan with evidence of deterioration of credit quality since origination, for which it is probable, at acquisition, that the investor will be unable to collect all contractually required payments receivable.  ASC Topic 310-30 prohibits carrying over or creating an allowance for loan losses upon initial recognition for loans that fall under its scope.  Tri City Bank identified loans with unpaid principal balances of $127.5 million as of the Acquisition Date  showing evidence of credit deterioration since origination such that it is probable, at the Acquisition Date, that Tri City Bank will not be able to collect all contractually required principal and interest payments.  These loans include, among others, all loans in nonaccrual status at the Acquisition Date.  Tri City Bank recorded a $59.6 million nonaccretable discount for the credit risk between the acquired principal balance and undiscounted expected cash flows, resulting in a fair value for such loans at the Acquisition Date of $67.9 million.

The estimated fair value of other acquired loans at the Acquisition Date totaled $128.8 million, which represents acquired unpaid principal balances of $154.3 million reduced by an accretable discount of $25.5 million resulting from Acquisition Date fair value adjustments.  The $25.5 million discount represents the amount by which undiscounted expected cash flows exceed estimated fair value.

The loans acquired in the Acquisition will be subject to Tri City Bank’s internal credit review.  As a result, if credit deterioration is noted subsequent to the Acquisition Date, such deterioration will be measured through Tri City Bank’s loan loss reserve methodology and a provision for credit losses will be charged to earnings in the applicable periods.

The following table reflects the scheduled maturities and interest rate sensitivity for the acquired loans at estimated fair market value as of the Acquisition Date:

		After One	After
	Within	Year Thru	Five
	One Year	Five Years	Years	Total
Contractual maturities:
Commercial	$ 8,791,707	$ 3,482,048	$ 254,022	$ 12,527,777
Real Estate:
Construction	5,297,781	8,246,554	173,484	13,717,819
Commercial	14,460,884	25,819,651	-	40,280,535
Residential	16,425,317	26,137,157	81,584,689	124,147,163
Installment& consumer	1,450,285	3,690,350	859,475	6,000,110
Total Loans	$ 46,425,974	$ 67,375,760	$ 82,871,670	$ 196,673,404

Rate sensitivity:
Fixed rate	$ 31,741,441	$ 60,359,330	$ 3,466,065	$ 95,566,836
Variable rate	14,684,533	7,016,430	79,405,605	101,106,568
Total Loans	$ 46,425,974	$ 67,375,760	$ 82,871,670	$ 196,673,404

Deposits

In the Acquisition, Tri City Bank assumed $245.3 million of deposits at fair value, which consisted of the following as of the Acquisition Date:

	Fair Value	Effective Interest Rate
Non-interest bearing demand deposits	$ 23,720,005	-
Interest bearing demand deposits	57,959,122	0.43%
Savings deposits	24,755,255	0.30%
Time deposits	138,855,473	3.05%
Total	$ 245,289,855

The aggregate amount of time deposits, each with a minimum denomination of $100,000, was $89,797,379 at the Acquisition Date.

During October and November of 2009, as allowed under the Agreement, Tri City Bank reset interest rates on certain assumed time deposits that originated outside the State of Wisconsin.  Interest rates were reset on $43.0 million of time deposits and, as of January 31, 2010, $42.2 million of such time deposits had been redeemed.

The Acquisition Date fair value of time deposits assumed includes a $1.7 million premium based on a discounted cash flow analysis that applied interest rates currently being offered by Tri City Bank on time deposits to the contractual interest rates of the assumed time deposits for which interest rates were not reset, and their scheduled contractual maturities.  The premium will be amortized over the remaining weighted average life of the assumed time deposits for which interest rates were not reset, which is 11.5 months.

The scheduled maturities of assumed time deposits as of the Acquisition Date, excluding the $42.2 million of redeemed time deposits and the $1.7 million fair market value adjustment were as follows:

Less than 3 months	$ 19,600,091
Over 3 months through 6 months	23,151,713
Over 6 months through 12 months	24,885,115
Over 12 months	27,265,475
Total	$ 94,902,394

Tri City Bank believes that customer relationships associated with the demand and savings accounts (“core deposits”) assumed in the Acquisition have intangible value and determined that the estimated fair value of the core deposit intangible asset totaled $2.1 million.  The core deposit intangible asset will be amortized utilizing an accelerated amortization method over an estimated eight year economic life.  In determining the estimated life and valuation, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates, deposit account operating costs, and costs for alternative funding.  The amortization of the core deposit intangible asset will be a charge to earnings, net of income tax effects.  The amortization is a non-cash item so there will be no impact on cash flows or liquidity.  For the calculation of regulatory capital, this core deposit intangible asset is disallowed and is a reduction to Tier one regulatory capital.  The Corporation believes this should not adversely impact the Corporation’s or Bank’s regulatory capital ratios.

Stockholders’ Equity and Regulatory Capital

Under the terms of the Agreement, the FDIC transferred cash to Tri City Bank in an amount equal to the book value of liabilities assumed plus an agreed-upon purchase discount, less the book value of assets acquired.  In conjunction with closing, Tri City Bank received $82.8 million of assets at Bank of Elmwood net book value,  $27.5 million in cash from the FDIC, and recorded an additional $0.6 million settlement receivable from the FDIC based on preliminary book value estimates.  Tri City Bank and the FDIC are continuing ongoing reviews of final book value amounts and expect to complete a final settlement within 180 days of the Acquisition Date.  A summary of the cash support received from the FDIC is as follows:

Assumed liabilities at Bank of Elmwood book value	$ 247,866,961
Purchase discount	110,900,000
Assets acquired at Bank of Elmwood book value	(330,644,187)
FDIC cash support	$ 28,122,774

The application of the acquisition method of accounting resulted in a preliminary net after-tax gain of $12.9 million.  A summary of the net assets acquired from the FDIC and the estimated fair market value adjustments resulting in the net after-tax gain as of the Acquisition Date are as follows:

Net assets acquired at Bank of Elmwood book value	$ 82,777,226
FDIC cash support	28,122,774

Purchase accounting fair value adjustments:
Loans	(85,127,642)
Other real estate owned	(4,669,237)
Core deposit intangible	2,103,000
Time deposits	(1,732,000)
Deferred income tax liability	(8,611,123)
Net after-tax gain from Acquisition (net assets acquired)	$ 12,862,998

Tri City Bank’s pre and post Acquisition regulatory capital ratios were as follows:

	Minimum	Actual	Actual
	Regulatory	at	at
	Requirements	September 30,	December 31,
	Well Capitalized	2009	2010

Tier 1 leverage capital ratio	5.00%	13.25%	10.93%
Tier 1 risk-based capital ratio	6.00%	17.38%	14.53%
Tier 1 risk-based capital	10.00%	18.38%	15.30%

Tri City Bank’s regulatory capital ratios decreased effective with the Acquisition given the increase in assets acquired compared with the initial increase in equity, but all ratios will remain above the “well capitalized” regulatory requirements.  Tri City Bank’s actual ratios as of December 31, 2009 are provided above.

Operating Results and Cash Flow

The Acquisition had an immediate accretive impact to the Corporation’s consolidated financial results as it recognized an after-tax gain of $12.9 million from the Acquisition, as discussed above.  The Corporation believes the transaction will improve Tri City Bank’s net interest income, as it is expected that Tri City Bank will earn more from interest earned on the acquired loans than it will pay in interest on the deposits it assumed.

Tri City Bank should also benefit from the ability to increase its market share in the Racine and Kenosha, Wisconsin markets through the addition of the five former Bank of Elmwood branches.  Tri City Bank previously had two branches in the Racine market area and none in the Kenosha market area.  In addition, Tri City Bank will have opportunities to enhance income and efficiency by centralizing certain functions and removing certain duplicative processing costs and efforts.

The extent to which Tri City Bank’s operating results will vary is also highly dependent on its ability to manage the acquired loan portfolio to maximize collections and limit the amount and severity of loan losses.  As discussed above, Tri City Bank recorded an estimated $85.1 million (30.2%) discount on the $281.8 million acquired loan portfolio.  When including unfunded commitments under various revolving and commercial loan facilities of approximately $45 million the discount represents approximately 26% on total loan portfolio exposure. In accordance with the provisions of ASC Topic 310-30, the fair values of the acquired loans reflect an estimate of expected credit losses related to those assets.  The loan valuation and expected credit losses reflect the fact the Acquisition was completed as a whole bank purchase without any loss sharing provision on post acquisition loan losses between Tri City Bank and the FDIC, such that Tri City Bank bears all risk of future loan losses.  As a result, the Corporation’s operating results would be adversely affected by loan losses to the extent that such losses exceed expected credit losses, whereas a lower level of loan losses than anticipated will, all other things being equal, improve operating results.  Cash flow will be impacted in a similar manner, since Tri City Bank has received the full amount of assistance from the FDIC under the Agreement immediately upon closing of the Acquisition.

Liquidity and Capital Resources

The transaction improved the liquidity position of Tri City Bank through the acquisition of $30.4 million in cash and cash equivalents and the receipt of $27.5 million in cash from the FDIC as part of the transaction closing.

Tri City Bank assumed $245.3 million in deposits, $23.7 million (9.7%) of which are non-interest bearing demand deposits and $82.7 million (34.0%) of which are low-cost core deposits.  As permitted under the Agreement, Tri City Bank had the option to reprice the acquired deposit portfolio, with those depositors then having the ability to withdraw funds without penalty.  As noted above, Tri City Bank repriced $43.0 million of high cost time deposits originating outside the state of Wisconsin, of which $42.2 million had been redeemed as of January 31, 2010.

Tri City Bank did not acquire the real estate, banking facilities, furniture or equipment owned by Bank of Elmwood.  It did assume third party facility leases on three of the five branch locations.  Pursuant to the Agreement, Tri City Bank has an option to purchase all fixed assets formerly owned by Bank of Elmwood.  Acquisition costs would be based on current appraisals which are in the process of being obtained by the FDIC.  The historical cost of Bank of Elmwood-owned fixed assets was $4.8 million as of the Acquisition Date.  Currently, those assets are leased by Tri City Bank from the FDIC on a month-to-month basis.  Tri City Bank currently intends to acquire a majority of Bank of Elmwood fixed assets from the FDIC utilizing available cash on hand.

Tri City Bank continues to have the ability to generate sufficient cash or cash equivalents in a timely and cost effective manner to meet its commitments.

Financial Statements

Attached hereto as Exhibit 99.2 is an Audited Statement of Assets Acquired and Liabilities Assumed by Tri City Bank related to the Acquisition as of the Acquisition Date and the accompanying notes thereto.

The Corporation has omitted certain financial information of Bank of Elmwood and pro forma information required by Rule 3-05 of Regulation S-X in accordance with relief granted by the Securities and Exchange Commission pursuant to guidance provided in SAB:1-K.  SAB:1-K provides relief from the requirements of Rule 3-05 in certain instances, including the Acquisition, as discussed in the Explanatory Note preceding Item 2.01 of this Amendment.

(d)

Exhibits

Exhibit No.	Description of Exhibit

99.2	Audited Statement of Assets Acquired and Liabilities Assumed at October 23, 2009 and Notes Thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRI CITY BANKSHARES CORPORATION

Dated: February 19, 2010

By: /s/ Frederick R. Klug
Frederick R. Klug
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description of Exhibit

99.2	Audited Statement of Assets Acquired and Liabilities Assumed at October 23, 2009 and Notes Thereto